EXHIBIT 99.1

Filed by Hanmi Financial Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: BBCN Bancorp, Inc. Commission File No.: 000-50245

Hanmi Financial Proposes to Combine With BBCN Bancorp

All-Stock Proposal at an Implied Purchase Price of $19.98 Per Share

Provides BBCN Bancorp Stockholders with a 15.3% Premium

Proposed Transaction Delivers Substantial Earnings Per Share Accretion to Both Companies' Stockholders

LOS ANGELES, Nov. 23, 2015 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) ("Hanmi"), the holding company for Hanmi Bank, today announced that it has proposed to combine with BBCN Bancorp, Inc. (NASDAQ:BBCN) ("BBCN") in an all-stock transaction at an implied purchase price of $19.98 per BBCN share based on Hanmi's November 20, 2015 closing price.

Under the terms of the proposal, Hanmi and BBCN would combine in a 100% stock merger in which BBCN stockholders would receive 0.7331 of a share of Hanmi common stock for each share of BBCN common stock. The proposal represents a 15.3% premium to BBCN's volume weighted average price from October 21, 2015 to November 20, 2015. Hanmi and BBCN stockholders would also benefit from substantial earnings per share accretion.

Based on this proposal, upon closing of the transaction BBCN stockholders would represent approximately 65% of the combined company's stock ownership and Hanmi stockholders would represent 35%. In addition, Hanmi expects that the composition of the Board of Directors of the combined company would reflect these respective ownership percentages.

Hanmi's proposal is more fully described in a letter sent on Friday, November 20, 2015 to the Board of Directors of BBCN, the text of which is below.

Compelling Strategic and Financial Benefits

  Transaction would create the largest Korean-American banking franchise with approximately $12 billion in assets and approximately $10 billion in deposits. The combination would result in an organization that is 2.5 times the size of the second largest player with significantly enhanced growth prospects and scale.
  Complementary business model reduces integration risk and provides substantial synergy potential. Hanmi and BBCN have similar products, geographic reach and operational focus. 21 Hanmi branches are within one mile of a BBCN branch.
  Better positions the pro forma company to operate in the current regulatory environment. The combined company would cross $10 billion in assets in a meaningful and efficient way.
  Transaction would create significant stockholder value. Hanmi expects the combination to result in annual cost savings of approximately $50 million - $60 million (pre-tax), which represents 18% - 22% of the two companies' combined cash non-interest expense base. The transaction would also create approximately $400 million - $500 million of stockholder value with substantial earnings per share accretion for both companies' stockholders.

"Following unsuccessful efforts over the last several months to engage privately with BBCN regarding a possible business combination, we are now making public our proposal to the BBCN Board of Directors. We believe that the combination of Hanmi and BBCN would be compelling strategically and financially for our two organizations, our stockholders, our customers and the communities we serve," said Joseph Rho, Hanmi's Chairman of the Board of Directors. "The combined organization would create growth opportunities in new markets and an expanded geographic footprint and customer base, including the broader Asian-American and mainstream communities. With a premier core deposit franchise, a low-cost deposit base and significant future earnings power, the combined company would have a strong balance sheet and outstanding asset quality. We are confident that this transaction is in the best interests of both companies' stockholders, and Hanmi's Board of Directors is committed to moving forward in order to deliver the benefits of this transaction for both companies' stockholders."

The proposal has the unanimous support of the members of Hanmi's Board of Directors.  Hanmi's non-binding proposal to BBCN is subject to the completion of customary due diligence and the negotiation of a mutually satisfactory agreement containing provisions normal for public company transactions, all of which Hanmi expects could be completed expeditiously.

In connection with the announcement of the proposal, an investor presentation will be filed with the Securities and Exchange Commission and is available on Hanmi's website.

J.P. Morgan Securities LLC is serving as financial advisor and Sullivan & Cromwell LLP is serving as legal advisor to Hanmi.

The full text of Hanmi's letter to BBCN follows:

November 20, 2015

Board of Directors
BBCN Bancorp, Inc.
3731 Wilshire Blvd, Suite 1000
Los Angeles, CA 90010

Dear Members of the Board:

We were dismayed to read in the Herald Business that BBCN Bancorp, Inc. is in advanced discussions with Wilshire Bancorp, Inc. regarding a merger. As you know from our prior correspondence, Hanmi Financial believes that the combination of Hanmi and BBCN would be compelling strategically and financially for our two organizations, our customers and the communities we serve. We are disappointed that we have not yet had the opportunity to discuss our vision with BBCN and its advisors.

Accordingly, we have determined that the best course of action at this point is to set our proposal in writing for the benefit of the entire BBCN Board of Directors. We propose that Hanmi and BBCN combine in a 100% stock merger in which each share of BBCN common stock would receive 0.7331 of a share of Hanmi common stock. This offer represents both a 15.3% premium to BBCN's volume weighted average price from October 21 to November 20, 2015 and an opportunity for BBCN stockholders to participate in additional value from the substantial earnings per share accretion that the transaction will produce. We propose that the composition of the management team and Board of Directors reflect both the premium that we are delivering to your stockholders and the pro forma ownership.

We are convinced that this combination would be in the best interests of our respective stockholders and that it represents a superior proposal for BBCN stockholders to any potential combination with Wilshire.

We won't repeat here all the reasons detailed in our prior correspondence for why this combination is so compelling. Suffice it to say that the combined BBCN and Hanmi would be the leading Korean-American bank, and the best-positioned to extend our successful business model into other Asian-American markets.

Our Board has unanimously approved this nonbinding proposal. As you would expect, this nonbinding proposal is subject to the completion of customary due diligence and the negotiation of a mutually satisfactory agreement containing provisions normal for public company transactions, all of which we are prepared to complete expeditiously. Assuming we reach a definitive agreement, we are confident we will be able to close this transaction on a timely basis.

We believe that a combination of our two companies can be accomplished in a mutually beneficial fashion, and so we look forward to BBCN's prompt response to this proposal.

Sincerely,

Joseph K. Rho
Hanmi Financial Corporation
Chairman of the Board

cc: Joseph Gulash
Keefe, Bruyette & Woods

Henry Fields
Morrison & Foerster LLP

About Hanmi Financial Corporation

Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 42 full-service branches and 6 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses.

Forward Looking Statements

This communication contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding Hanmi's offer to combine with BBCN Bancorp, its expected future performance, and the combined company's future financial condition, operating results, strategy and plans. All statements in this communication other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following: the ability to reach a negotiated agreement with BBCN Bancorp; the ability to complete any proposed transaction, including obtaining regulatory approvals and approval by the stockholders of Hanmi and BBCN Bancorp, in each case on expected timeframes or at all; the ability to successfully integrate the two companies; the ability to achieve expected cost savings and other synergies; failure to maintain adequate levels of capital and liquidity to support operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate, including, but not limited to, California, Illinois and Texas; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation; enforcement actions against us and litigation we may become a party to; ability of Hanmi Bank to make distributions to Hanmi, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to successfully and efficiently integrate the operations of banks and other institutions we acquire; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for loan losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, Hanmi sets forth certain risks in our reports filed with the U.S. Securities and Exchange Commission (the "SEC"), including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which could cause actual results to differ from those projected. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date, on which such statements were made, except as required by law.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.

This communication relates to a proposal which Hanmi has made for a business combination transaction with BBCN Bancorp. In furtherance of this proposal and subject to future developments, Hanmi (and, if a negotiated transaction is agreed, BBCN Bancorp) may file one or more documents with the SEC, including a registration statement, a proxy statement, a tender offer statement and/or others. Investors and security holders are urged to carefully read any entire registration statement, proxy statement, tender offer statement or other documents, if and when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. Any definitive proxy statement (if and when available) will be sent to the stockholders of each company seeking any required stockholder approvals. Investors and security holders will be able to obtain these documents free of charge from the SEC's website or from Hanmi by writing to Hanmi, 3660 Wilshire Boulevard, Penthouse A, Los Angeles, California 90010, Attention: Investor Relations.

In connection with Hanmi's offer to combine with BBCN Bancorp, Hanmi and/or BBCN Bancorp and their respective directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Hanmi and BBCN Bancorp stockholders in respect of the proposed transaction. Information about the directors and executive officers of Hanmi and their ownership of Hanmi common stock is set forth in the proxy statement for Hanmi's 2015 annual meeting of stockholders, as previously filed with the SEC. Information about the directors and executive officers of BBCN Bancorp and their ownership of BBCN Bancorp common stock is set forth in the proxy statement for BBCN Bancorp's 2015 annual meeting of stockholders, as previously filed with the SEC. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement, proxy statement, tender offer statement or other filings with the SEC when and if they become available.

CONTACT: Investors

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